EXHIBIT 99.1

CAS Medical Systems, Inc. Reports Fourth Quarter and Full Year 2008 Results

Company to Host Conference Call Today At 10:00 a.m. ET

BRANFORD, Conn., Feb. 25, 2009 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) today announced financial results for the fourth quarter and year ended December 31, 2008. Revenue for 2008 increased 6% over the prior year period to $40.6 million. Fourth quarter revenue decreased 9% from the prior year quarter to $9.4 million as a result of the challenging economic conditions and delays in hospital capital equipment purchases during the period.

Key milestones and operational highlights for the year include:

 *    Strengthened Company's financial position through $1 million private placement, debt reduction and extension of line of credit through 2010
 *    Lowered inventory levels by over $1 million in the fourth quarter
 *    Positive cash flow from operations of $1.7 million, in contrast to $3.2 million of cash used by operations in 2007
 *    Increased FORE-SIGHT(r) sales for year to $2.3 million from $0.3 million in 2007 with installed base of 151 monitors at year end
 *    Received FDA 510(k) clearance for FORE-SIGHT Cerebral Oximeter
      Neonatal/Infant Sensor
 *    Neonatal/Infant FORE-SIGHT product successfully launched with sales to two of the top children's hospitals in the U.S.
 *    Strengthened sales and marketing organization with the addition of new key hires
 *    Established direct sales team for FORE-SIGHT with 12 sales and clinical representatives
 *    Increased OEM module business 33% over 2007

Financial Results for Q4 2008

Revenues for the fourth quarter ended December 31, 2008 decreased 9 percent, or $881,000, to $9.4 million from sales of $10.3 million reported for the fourth quarter of 2007. Shortfalls in bedside monitoring sales were partially offset by increases in sales of OEM products and FORE-SIGHT cerebral oximeter monitors and sensors.

The Company recorded a net loss of $155,000 for the fourth quarter of 2008, or ($0.01) per basic and diluted common share, compared to a net loss of $12,000, or ($0.00) per basic and diluted common share, for the fourth quarter of fiscal 2007. Cash balances increased $0.2 million to $1.1 million at December 31, 2008 and bank debt was reduced by $1.1 million to $4.3 million during the fourth quarter of 2008.

Stock compensation expense was $92,000 for the last three months of 2008, compared to $86,000 for the same period of the prior year.

Commenting on the fourth quarter, Andrew E. Kersey, President and CEO stated, "Our core business remained strong despite the uncertain economic climate facing all companies at this time. As reported at the end of December, our fourth quarter revenues from sales of bedside monitoring products were adversely affected by a slowdown in hospital capital equipment purchases. However, sales of our consumable supplies, including the FORE-SIGHT sensors, continued to trend well during this period. Areas of our business outside of bedside monitoring combined for a 17% increase in revenue over the fourth quarter of 2007."

Financial Results for the Full Year of 2008

Revenues for 2008 were $40.6 million, an increase of $2.4 million, or 6 percent, over the $38.2 million reported for 2007. The increase in revenues was led by sales of OEM modules, consumable supplies and FORE-SIGHT monitors and sensors, partially offset by a reduction in sales of bedside monitors.

The Company recorded a net loss for 2008 of $388,000, or ($0.04) per basic and diluted common share, compared to net income of $306,000, or $0.03 per diluted common share, in 2007. SG&A expenses increased $1.4 million or 12% to $12.2 million, up from $10.8 million in 2007 primarily due to an increase in FORE-SIGHT related sales and marketing expense of $1.4 million.

Stock compensation expense was $410,000 for 2008, compared to $303,000 for the prior year.

During 2008, the Company generated cash from operations of $1.7 million, compared to cash used by operations of $3.2 million for 2007. Further, the Company repaid bank debt and reduced borrowing against its line of credit by a total of $833,000 during 2008. In addition, during December 2008, the Company modified and extended the line of credit with its bank lender through June 2010.

"We are pleased to report record revenue for the twelfth consecutive year," stated Mr. Kersey. "In 2008 we strengthened our organization and our financial position. Not only did we renew our blanket purchase agreement with the Department of Veterans Affairs for our vital signs monitors through June of 2009, but we also expanded our sales presence in the U.S. by contracting with a national group of manufacturer's representatives to sell our bedside monitoring products. Additionally, our FORE-SIGHT sales team was expanded to a total of 12 sales and clinical representatives focused exclusively on the FORE-SIGHT opportunity. With these investments, we believe we are well positioned to grow key areas of our existing core business and FORE-SIGHT revenues."

Conference Call Information

CASMED will host a conference call on February 25, 2009 at 10:00 a.m. Eastern Time to discuss fourth quarter and full year 2008 results. Participants on the call will be Andrew Kersey, President and CEO, and Jeffery Baird, CFO.

The live call may be accessed by phone at (877) 723-9502 (domestic) or (719) 325-4761 (international). If you would like to participate, please call at least ten minutes prior to the start time of 10:00 a.m. Eastern Time.

A live audio webcast of the conference call will also be available on the Company's website located at www.casmed.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to join the webcast. An online archive of the webcast will be available and archived on the website for thirty days.

About CASMED(r) -- Monitoring What's Vital

CAS Medical Systems, Inc. is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter is the only cerebral oximeter available with FDA clearance for non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for neonates, infants, children and adults. This information helps avert brain damage or death during surgery and in critical care situations by allowing clinicians to identify patients with dangerously low levels of cerebral oxygen and intervene to reverse the condition.

The Company's product lines include the high-acuity monitoring capabilities of the FORE-SIGHT Cerebral Oximeter; the bedside patient monitoring line of vital signs and cardio-respiratory monitoring products, proprietary non-invasive blood pressure measurement technology, and supplies and service including blood pressure cuffs and products for neonatal intensive care. CASMED products are designed to meet the needs of a full spectrum of patient populations worldwide, ranging from adults to pediatrics and neonates.

For further information regarding CAS Medical Systems, Inc., visit the Company's website at www.casmed.com.

The CAS Medical Systems, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4675

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, commercialization and technological difficulties, the impact of actions and events involving key customers and vendors, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2007 and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

                       CAS MEDICAL SYSTEMS, INC.
                            BALANCE SHEETS
                              (Unaudited)

                                           Dec. 31,       Dec. 31,
                                             2008           2007
                                        ------------    ------------

 Cash and cash equivalents              $  1,082,619    $    666,722
 Accounts receivable                       3,681,355       4,947,300
 Other receivable                            715,769              --
 Inventories                               9,786,538      10,021,118
 Deferred income taxes                       791,493         474,265
 Recoverable income taxes                         --         230,458
 Other current assets                        411,938         414,204
                                        ------------    ------------

   Total current assets                   16,469,712      16,754,067

 Property and equipment                    5,608,347       5,055,395
 Equipment at customers                    1,132,422         272,360
                                        ------------    ------------
                                           6,740,769       5,327,755
 Accumulated depreciation and
   amortization                          (4,013,900)     (2,987,030)
                                        ------------    ------------
                                           2,726,869       2,340,725

 Intangible and other assets, net            757,378         846,602
 Goodwill                                  3,379,021       3,379,021
 Deferred income taxes                       354,243         567,971

                                        ------------    ------------
   Total assets                         $ 23,687,223    $ 23,888,386
                                        ============    ============

 Current portion of long-term debt      $    614,067    $    577,453
 Line-of-credit                            1,994,008       2,249,349
 Notes payable                                    --          71,537
 Accounts payable                          2,307,675       2,505,460
 Income taxes payable                          2,688              --
 Accrued expenses                            835,868         962,154
                                        ------------    ------------

   Total current liabilities               5,754,306       6,365,953

 Other Liabilities                           155,875         145,125
 Long-term debt, less current portion      1,708,493       2,322,561
 Deferred gain on sale of facilities       1,168,701       1,303,338

 Common stock                                 45,675          43,575
 Additional paid-in capital                7,423,338       5,889,007
 Treasury stock                            (101,480)       (101,480)
 Retained earnings                         7,532,315       7,920,307
                                        ------------    ------------
 Shareholder's equity                     14,899,848      13,751,409

                                        ------------    ------------
 Total liabilities & equity             $ 23,687,223    $ 23,888,386
                                        ============    ============

                             CAS MEDICAL SYSTEMS, INC.
                               STATEMENTS OF INCOME
                                    (Unaudited)

                      Three        Three        Twelve       Twelve
                      Months       Months       Months       Months
                      Ended        Ended        Ended        Ended
                     Dec. 31,     Dec. 31,     Dec. 31,     Dec. 31,
                       2008         2007         2008         2007
                   -----------  -----------  -----------  -----------

 Revenues          $ 9,436,505  $10,317,242  $40,649,057  $38,232,405

 Costs and
  Expenses:
   Cost of
    Products Sold    6,007,550    6,754,618   26,747,590   24,584,807

                   -----------  -----------  -----------  -----------
 Gross Profit        3,428,955    3,562,624   13,901,467   13,647,598

   Research and
    Development        495,894      528,251    2,027,747    2,253,512
   Selling,
    General and
    Administrative   3,015,085    2,894,291   12,164,974   10,815,248
                   -----------  -----------  -----------  -----------
   Operating
    Expenses         3,510,979    3,422,542   14,192,721   13,068,760

                   -----------  -----------  -----------  -----------
 Operating (Loss)
  Income              (82,024)      140,082    (291,254)      578,838

   Interest
    Expense             56,668       85,595      272,471      274,977

                   -----------  -----------  -----------  -----------
 Pre-tax (Loss)
  Income             (138,692)       54,487    (563,725)      303,861

   Income Taxes
    (Benefit)           16,269       66,042    (175,731)      (2,599)

                   -----------  -----------  -----------  -----------
 Net (Loss)
  Income           $ (154,961)  $  (11,555)  $ (387,994)  $   306,460
                   ===========  ===========  ===========  ===========

 (LOSS) EARNINGS
  PER COMMON SHARE:

     Basic         $    (0.01)  $    (0.00)  $    (0.04)  $      0.03

     Diluted       $    (0.01)  $    (0.00)  $    (0.04)  $      0.03

 WEIGHTED AVERAGE
  NUMBER OF
  COMMON SHARES
  OUTSTANDING:

     Basic          11,185,151   10,758,421   11,031,855   10,696,217

     Diluted        11,185,151   10,758,421   11,031,855   12,211,694

CONTACT:  CAS Medical Systems, Inc.
          Susan Carron, Director of Corporate Communications
          203-488-6056
          ir@casmed.com